Exhibit 7

HJ & Associates, LLC [letterhead]

June 12, 2007

Securities and Exchange Commission:

HJ & Associates, LLC has read Reflect Scientific, Inc.'s 8-K concerning Item 4.02 "Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review."

We agree with all statements and references to our firm contained therein.

/s/HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah